Exhibit 99.1

This certification is given by the undersigned Chief Executive Officer and Chief Financial Officer of Cascade Bancorp (the “registrant”) pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Each of the undersigned hereby certifies, with respect to the registrant’s quarterly report of Form 10-Q for the period ended March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), that:

1.

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.

The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Patricia L. Moss

Patricia L. Moss President and Chief Executive Officer Cascade Bancorp

/s/ Gregory D. Newton

Gregory D. Newton Executive Vice President and Chief Executive Officer Cascade Bancorp

Dated:   May 13, 2003